Exhibit 99.1

Hallador Energy restructures Sunrise Coal Division, significantly reducing Operating Costs

Terre Haute, Indiana - Hallador Energy Company (NASDAQ: HNRG) today announced a restructuring of the company’s Sunrise Coal Division designed to strengthen its financial and operational efficiency and create significant operational savings and higher margins.  “As we transition Hallador from a coal production company to a vertically integrated independent power producer, we will idle production at our higher cost Freelandville and Prosperity Mines, reduce our capital reinvestment for coal production in 2024 by approximately $10 million, and focus our seven units of underground equipment on four units of our lowest cost production.  We will further improve the cost structure of these units by increasing their run time from five and a half days per week to seven days per week.  We expect our coal production to generate 4.5 million tons annually,” said Brent Bilsland, Hallador’s CEO.

As part of the initiative, the company will reduce its workforce by approximately one hundred and ten employees.  The workforce reduction will be based on job category and personal performance ratings and will primarily affect Sunrise Coal employees.  All affected personnel will be notified over the next several days.  “We value the contribution of all of our employees and recognize that these actions, while the right thing to do for the company, are also very hard for many of our employees and their families,” Mr. Bilsland continued.

“We are very excited about the future of Hallador – especially our Hallador Power subsidiary. We continue to see strong demand for capacity and energy in future years and a growing interest from our customers to secure longer term opportunities,” Mr. Bilsland concluded.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry and through its wholly owned subsidiary, Hallador Power Company, LLC, produces electricity at its 1GW facility at the Merom Generating Station. To learn more about Hallador, Hallador Power or Sunrise, visit our website at www.halladorenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements, including those relating to the anticipated impacts of the restructuring of the company’s Sunrise Coal Division, are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions, and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2022, and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:	Investor Relations
Phone:	(303) 839-5504

2